Exhibit 4(a)




        AMENDMENT NO. 1 TO THE 1993 NON-QUALIFIED STOCK OPTION PLAN


     The 1993 Non-Qualified Stock Option Plan is hereby amended to increase the number of shares authorized by 4,500,000 shares, making the total number of authorized shares 5,000,000, and the expiration date is changed to December 31, 2010, as of this 2nd day of November, 1997.


                                           BUTLER NATIONAL CORPORATION

                                           By:/S/Clark D. Stewart
                                           President and Chief Executive Officer